Exhibit 99.1

Noble Corporation plc 10 Brook Street London W1S 1BG England

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES PURCHASE OF A SECOND NEWBUILD JACKUP RIG TO SUPPORT CONCURRENTLY AWARDED DRILLING CONTRACT WITH SAUDI ARAMCO

LONDON, February 14, 2019 – Noble Corporation plc (NYSE:NE) today announced that it has exercised an option for the purchase of a second newbuild Gusto MSC CJ46 design jackup rig from the PaxOcean Group (PaxOcean) for $83.75 million.

Noble will pay $30.1 million of the $83.75 million purchase price in cash, with the remainder of the purchase price, or $53.6 million, to be seller-financed at a 4.25% interest rate paid in cash and 1.25% paid in kind over the term of the financing. The Company will use existing cash balances for the initial payment and the secured seller-financed amount will be repaid in four years.

Like the Noble Johnny Whitstine, which the Company purchased in September 2018 in connection with a Saudi Aramco contract, the newbuild CJ46 design jackup, to be named the Noble Joe Knight, was built at the PaxOcean Graha shipyard in Batam, Indonesia. The rig is built for operations in moderate drilling environments and is capable of operating in water depths of up to 375 feet, with well depths of 30,000 feet. Enhanced drilling capabilities are supported by a modern drilling control system, along with a versatile cantilever skidding system and two blowout preventers.

Following closing of the transaction expected to take place in February 2019, the Noble Joe Knight will be relocated to a shipyard in Singapore for commissioning and final outfitting ahead of the expected commencement of operations during the third quarter of 2019 under a three-year primary term contract, plus a one-year option, with Saudi Aramco.

Julie J. Robertson, Chairman, President and Chief Executive Officer of Noble Corporation plc, stated, “The CJ46 design is an ideal drilling unit for many applications in the Middle East and the exercise of the option is evidence of Noble’s customer-driven philosophy, including fit-for-purpose drilling solutions and superior operations execution. Both the Noble Joe Knight and Noble Johnny Whitstine are expected to serve our customer’s needs for many years to come.”

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About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 24 offshore drilling units, consisting of 12 drillships and semisubmersibles and 12 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 10 Brook Street, London, W1S 1BG England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding the new drilling contract, the contract commencement, the seller-finance terms, contract commitments, capital expenditures, customer relationships and requirements, strategic initiatives, growth opportunities, the offshore drilling market, market outlook, capital allocation strategies, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to matters that prevent or delay the closing of the transaction, operating hazards and delays, shipyard risks and timing, delays in mobilization of the rig, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

2/14/2019

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com